                   THIS DOCUMENT IS A CONFIRMING COPY OF THE
           AMENDMENT NO. 9 TO SCHEDULE 13G FILED ON FEBRUARY 14, 1997
              PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION



                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                                Amendment No. 9

                                MacDermid, Inc.
                                ---------------
                                 Name of Issuer


                              Common, No Par Value
                              --------------------
                         (Title of Class of Securities)

                                  554273-10-2
                                  -----------
                                 (CUSIP Number)



    Check the following box if a fee is being paid with this statement [  ]


                               Page 1 of 8 Pages

-----------------------                                  ---------------------
  CUSIP NO. 554273-10-2                   13G                PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bank of Boston Corporation  (04-247-1221)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Holding Company - Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          275,430
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             428,712
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          208,003
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          496,139
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

                          704,142
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                          8.20%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                          HC
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 554273-10-2                   13G                PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bank of Boston Connecticut  (06-046-9655)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Bank - Connecticut
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          275,430
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             428,712
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          208,003
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          496,139
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

                          704,142
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                          8.20%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                          BK
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   Page 4 of 8 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       SCHEDULE 13G UNDER THE SECURITIES
                              EXCHANGE ACT OF 1934

                                AMENDMENT NO. 9

Item 1.
     (a)  Name of Issuer:           MacDermid, Inc.
          ---------------
     (b)  Address of Issuer's       50 Brookside Road
          -------------------       (P.O. Box 671)
          Principal Executive       Waterbury, CT  06708
          -------------------
          Office:
          -------

Item 2.
     (a)  Name of Person            Bank of Boston Corporation
          --------------            on its own behalf as indirect owner and on
          Filing:                   behalf of its subsidiary, Bank of Boston
          -------                   Connecticut


     (b)  Address of Principal      100 Federal Street
          --------------------      Boston, Massachusetts  02110
          Business Office or, if
          ----------------------
          none, Residence:
          ----------------

     (c)  Citizenship:              Holding Company - Massachusetts
          ------------              Bank - Connecticut

     (d)  Title Class of
          --------------
          Securities:               Common, No Par Value
          -----------

     (e)  CUSIP Number:             554273-10-2
          -------------

Item 3.


   This statement is filed pursuant to Rule 13d-1(b). The persons filing are a parent holding company, in accordance with Reg. section 240.13d-1(b)(ii)(G), and a bank, in accordance with Reg. section 240.13d-1(b)(ii)(B) of the Securities Exchange Act of 1934.

Item 4.   Ownership:
          ---------
     (a)  Amount Beneficially
          -------------------
          Owned:                    See Item 9, Cover Page
          -----

     (b)  Percent of Class:   See Item 11, Cover Page
          ----------------

     (c)  Number of Shares as to Which
          ----------------------------
          Such Person Has
          ---------------
          (i) Sole Power to Vote or to Direct the vote
          (ii) Shared Power to Vote or to Direct the vote
          (iii) Sole Power to Dispose or Direct the Disposition of:
          (iv) Shared Power to Dispose to or Direct the Disposition of:
          For (c), see Item 5-8, Cover Page

                                                        Page 5 of 8 Pages

Item 5.  Ownership of Five Percent or less of a Class.
         --------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

         Not Applicable.

Item 7.  Identification and Classification of the Subsidiary which has Acquired
         ----------------------------------------------------------------------
         the Security Being Reported on by the Parent Holding Company:
         ------------------------------------------------------------

         Bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.

Item 8.  Identification and Classification of Member of the Group.
         --------------------------------------------------------

         Not Applicable.

Item 9.  Notice of Dissolution of Group.
         ------------------------------

         Not Applicable.

Item 10. CERTIFICATION:
         -------------

         See Exhibit A

   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Date:  February 14, 1997
   Bank of Boston Corporation

   By: /s/ Robert T. Jefferson
       -----------------------

   Name:  Robert T. Jefferson
          ----------------------------


   Title: Comptroller
          -----------

                                                   Page 6 of 8 Pages


Bank of Boston Connecticut


By: /s/ David H. Thompson
    ---------------------


Name: David H. Thompson
      -----------------


Title:  Director of Fund Management

                                                   Page 7 of 8 Pages

                                   EXHIBIT A
                                   ---------

                                   AGREEMENT


     The undersigned hereby agree, pursuant to Section 240.13d-1(f)(1) that Bank of Boston Corporation may file a Schedule 13G pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, and all amendments to such Schedule, with respect to shares of MacDermid, Inc. Common Stock, No Par Value, on behalf of itself and Bank of Boston Connecticut.


Dated:  February 14, 1997

Bank of Boston Corporation


By: /s/ Robert T. Jefferson
    -----------------------
     Robert T. Jefferson
     Comptroller

                                                               Page 8 of 8 Pages

Bank of Boston Connecticut

By: /s/ David H. Thompson
    ---------------------

Name: David H. Thompson
      -----------------

Title:  Director of Fund Management


              INCUMBENCY CERTIFICATE OF AUTHORIZED REPRESENTATIVE


     I, the undersigned, Katherine A. McDonough, Assistant Secretary of the Board of Directors of Bank of Boston Connecticut, do hereby certify that David
H. Thompson is a duly elected Director of Fund Management of the Bank, and also has the power and authority to sign the attached Statements on Schedule 13G in the name and on behalf of the Bank.

     In witness whereof, I have set my hand and seal of the Bank this 12th day of February, 1997.


                             By: /s/ Katherine A. McDonough
                                 ---------------------------
                                 Katherine A. McDonough
                                 Assistant Secretary of the Board of Directors